Exhibit (a)(5)(A)

2825 Airview Boulevard

Kalamazoo, MI 49002

Press release

Stryker completes acquisition of Invuity, Inc.

Kalamazoo, Michigan – October 23, 2018 – Stryker (NYSE:SYK) announced today the completion of its previously announced acquisition of Invuity, Inc. Invuity is the leader in advanced photonics and single-use, lighted instruments that deliver enhanced visualization for a wide variety of clinical applications including orthopaedic and spine surgery, general surgery and women’s health procedures, and is a recent entrant into the enhanced energy market. Under the terms of the transaction, each outstanding share of Invuity common stock has been converted into the right to receive $7.40 in cash, without interest, subject to any required withholding taxes.

As indicated in the September 11, 2018 press release, the transaction is expected to have an immaterial impact to net earnings in 2018.

Forward-looking statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Such risk and uncertainties include, but are not limited to: unexpected charges or expenses in connection with the acquisition; weakening of economic conditions that could adversely affect the level of demand for Invuity’s products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for Invuity’s products; our ability to integrate acquisitions, including the acquisition of Invuity; our ability to realize anticipated cost savings or achieve other anticipated financial metrics in connection with the acquisition of Invuity; and the other factors identified under the heading “Risk Factors” in the Stryker Annual Report on Form 10-K for the year ended December 31, 2017 and our subsequent reports on Form 10-Q, all of which are filed with the Securities and Exchange Commission (SEC).

Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.

Contacts

For investor inquiries please contact:

Katherine A. Owen, Stryker, 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:

Yin Becker, Stryker, 269-385-2600 or yin.becker@stryker.com